Exhibit 10.2

AMENDMENT TO

CITRIX SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

WHEREAS, Citrix Systems, Inc. (the “Company”) desires to amend the Citrix Systems, Inc. 2005 Equity Incentive Plan (the “Plan”) to (i) increase the aggregate number of shares authorized for issuance under the Plan by 5.4 million shares of common stock, par value $.001 per share, of the Company (the “Common Stock”) and (ii) increase the aggregate number of shares of Common Stock issuable pursuant to restricted stock, restricted stock units, performance units or stock grants by 500,000 shares of Common Stock (the “Plan Amendment”); and

WHEREAS, on February 14, 2006, subject to stockholder approval, the Board of Directors of the Company approved the Plan Amendment.

NOW THEREFORE, in accordance with Section 15 of the Plan, the Plan is hereby amended as follows:

1.	Section 4 of the Plan is hereby amended by deleting the first paragraph thereof in its entirety and substituting the following in lieu thereof:

“At no time shall the number of shares of Stock issued pursuant to or subject to outstanding Awards granted under the Plan (including pursuant to Incentive Options), nor the number of shares of Stock issued pursuant to Incentive Options, exceed 15,500,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan. In addition to the foregoing, at no time shall the number of shares of Stock issued pursuant to Restricted Stock, Restricted Stock Units, Performance Units or Stock Grants exceed 1,000,000 shares of Stock; subject, however, to the provisions of Section 8 of the Plan.”

2.	The Plan Amendment shall be effective upon approval of the stockholders of the Company at the 2006 Annual Meeting of Stockholders. If the Plan Amendment is not so approved at such meeting, then the amendment to the Plan set forth herein shall be void ab initio.

3.	Except herein above provided, the Plan is hereby ratified, confirmed and approved in all respects.